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                                                                   EXHIBIT 10.41




                          MANAGEMENT SERVICES AGREEMENT

         MANAGEMENT SERVICES AGREEMENT, effective as of October 31, 1997 (the "Effective Date"), by and among EAR, NOSE & THROAT ASSOCIATES OF SOUTH FLORIDA, P.A., a Florida professional association (the "Practice"); PSC MANAGEMENT CORP., a Delaware corporation ("Manager"); and PHYSICIANS' SPECIALTY CORP., a Delaware corporation ("Parent").

                                   WITNESSETH:

         WHEREAS, Manager is a wholly-owned subsidiary of Parent and is in the business of managing medical practices and providing management services to individual physicians and physician practice groups;

         WHEREAS, subject to the terms and conditions of this Agreement, Practice desires to engage Manager to provide to Practice management services, facilities, personnel, equipment and supplies necessary for the medical practice conducted by Practice, and Manager desires to accept such engagement;

         WHEREAS, Parent joins in this Agreement to guarantee the performance by Manager of its obligations hereunder.

         NOW THEREFORE, in consideration of the premises and the covenants contained in this Agreement, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by the parties to this Agreement, Practice, Manager and Parent (collectively, the "Parties") hereby agree as follows:

SECTION 1.  KEY DEFINITIONS.

            For purposes of this Agreement, the following are certain important defined terms used in this Agreement (a list of defined terms is set forth on Appendix A).

            1.1 GAAP. The term "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, in statements and pronouncements of the Financial Accounting Standards Board, in such other statements by such other entity, or other practices and procedures as may be approved by a significant segment of the accounting profession, which are applicable to the




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circumstances as of the date of determination. For purposes of this Agreement,
GAAP shall be applied in a manner consistent with the practices used by Parent and Manager.

            1.2 NET PRACTICE REVENUES. The term "Net Practice Revenues" shall mean all revenues, computed on an accrual basis as defined by GAAP, (after taking into account adjustments for uncollectible accounts, discounts, Medicare, Medicaid, CHAMPUS, workers' compensation, professional courtesy discounts and other write-offs) generated by or on behalf of Practice or its employees as a result of professional medical services furnished to patients, and other fees or income generated by such persons in their capacity as Physician Shareholders, Practice Employees and employees of Practice, whether rendered in an inpatient or outpatient setting and whether generated from health maintenance organizations, preferred provider organizations, Medicare, Medicaid or rendered to other patients, including, but not limited to, payments received under any capitation arrangement. The term "Net Practice Revenues" shall also include any ancillary services revenues for services provided at the Medical Offices.

            1.3 PHYSICIAN EXPENSES. The term "Physician Expenses" is defined in Section 4.1 of this Agreement.

            1.4 PHYSICIAN SHAREHOLDERS. The term "Physician Shareholders" shall mean those individuals who are duly licensed to practice medicine in the State and who are shareholders of Practice.

            1.5  PRACTICE EMPLOYEES. The term "Practice Employees" shall mean:
(a) those individuals who are duly licensed to practice medicine in the State and who are employees of Practice (other than Physician Shareholders), and those individuals who are otherwise under contract with Practice to provide physician and/or medical services to patients, specifically including nurse practitioners, certified registered nurse anesthetists, physician assistants, Fellows, surgical assistants, certified nurse midwives, individuals with a Masters in Social Work degree, physical therapists, audiologists and similar speech, hearing and language professionals, and psychologists with a Masters or a Doctorate degree; and (b) those individuals (other than those described in Section 1.5(a)) required by law, regulatory authority or policy as of the Effective Date, who must be billed through and by a licensed physician and who are therefore required to be employees of the Practice.

            1.6 PRACTICE EXPENSES. The term "Practice Expenses" shall mean all expenses incurred in the operation of the medical practice of Practice at the Medical Offices (as defined in Section 3.1) or otherwise, whether by Manager or by Practice, including, but not limited to: (a) depreciation (including without limitation depreciation on the assets acquired from HMFM Partnership, a Florida partnership), amortization, salaries, benefits and other direct costs of all employees and independent contractors of Practice (but not including salaries, benefits or other direct costs of Practice Employees (as defined in Section 1.5) or Physician Shareholders (as defined in Section 1.4)); (b)


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rent and other obligations under leases or subleases for the Medical Offices and equipment used by Practice; (c) personal property taxes, use taxes and intangible taxes assessed against assets used by Practice; (d) charitable contributions budgeted and approved by Manager and Practice; (e) interest expense on indebtedness of or specifically related to the medical practice of Practice, including, without limitation, capital expenditures, provided if funded by Manager such interest charge will be at the same rate as Manager's senior borrowing rate, and no interest will be charged with respect to the assets acquired from HMFM Partnership, a Florida partnership; (f) utility expenses relating to the Medical Offices; (g) twelve and one-half percent (12 1/2%) of Net Practice Revenues to Manager as its management fee in payment for its services and non-allocable costs incurred by Manager attributable to the provision of management services; (h) other expenses incurred by Practice or Manager in carrying out their respective obligations under this Agreement, except as otherwise provided herein; (i) amounts paid by Manager in reimbursement of Practice, pursuant to Section 4.1, for salaries and benefits paid by Practice for those individuals described in Section 1.5(b); and (j) any reserves reasonably deemed prudent by Manager for anticipated costs or expenses of the medical practice of Practice.

            The term "Practice Expenses" shall not include, among other things:
(1) any federal, state or local income taxes of Practice or Manager or Parent, or the costs of preparing federal, state or local tax returns, or audit costs in connection with preparation of Manager's or Parent's financial statements; (2) any salaries or benefits payable to Practice Employees or Physician Shareholders, except as covered under subsection (i) above; (3) physician licensure fees, board certification fees and costs of membership in professional associations for Practice Employees and Physician Shareholders; (4) costs of continuing professional education for Practice Employees and Physician Shareholders; (5) costs associated with legal, accounting and professional services incurred by or on behalf of Practice other than as described in the first sentence of Section 3.11; (6) costs of medical malpractice insurance for Practice, its Physician Shareholders and Practice Employees, and any liability judgments assessed against Practice, Practice Employees or Physician Shareholders in excess of policy limits; (7) direct personal expenses of Physician Shareholders or Practice Employees of a kind which are customarily charged to physician shareholders and practice employees (including, but not limited to, cellular phone expenses, car allowances, costs of employees providing personal services to particular Physician Shareholders or Practice Employees, and like expenses personal in nature); (8) capital expenditures except to the extent of depreciation and amortization; (9) amortization of acquisition costs to acquire HMFM Partnership or the constituent practices thereof or any future practices which join or are merged into Practice; (10) network development and management costs relating to any IPA; or (11) any costs or expenses not designated in this Agreement as being Practice Expenses or costs and expenses designated as the responsibility of Manager.

            Practice Expenses incurred in any budget period in excess of 120% of budgeted amounts (measured on an aggregate, not line item, basis) resulting in more than a 20%


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decrease in the budgeted pre-tax income of Practice shall be the sole obligation of Manager, unless incurrence of such expenses is approved by the Advisory Board described in Section 2.1 below, such approval not to be unreasonably withheld if the expenses are commercially reasonable in nature and amount under the circumstances.

            1.7 STATE. The term "State" shall mean the State of Florida, which is where the medical practice of Practice is located.

SECTION 2.  ADVISORY BOARD.

            2.1 FORMATION AND OPERATION OF THE ADVISORY BOARD. Manager and Practice shall establish an Advisory Board responsible for advising Manager in connection with the development of management and administrative policies for the overall operation of the medical practice of Practice. The Advisory Board shall consist of four (4) members. Manager shall designate, in its sole discretion and from time to time, two (2) members of the Advisory Board. Practice shall designate, in its sole discretion and from time to time, two (2) members of the Advisory Board. Except as may otherwise be provided, the act of a majority of the members of the Advisory Board shall be the act of the Advisory Board.

            2.2 FUNCTIONS OF THE ADVISORY BOARD. The Advisory Board shall review, evaluate and make recommendations to Practice and Manager with respect to the following matters:

                 (a) Annual Budgets. All annual capital and operating budgets prepared by Manager, as set forth in Sections 3.4 and 3.19, shall be subject to review and approval by the Advisory Board, which shall make recommendations to Manager with respect to proposed changes therein.

                 (b) Physician Employment and Recruitment. The Advisory Board shall advise Manager and Practice with respect to the types of physicians required for the efficient operation of the medical practice of Practice and the content of all physician employment and recruitment contracts to be utilized by Practice. Before any offer of employment is extended by Practice, Practice shall provide Manager at least fifteen (15) days prior notice.

                 (c) Strategic Planning. The Advisory Board shall make recommendations to Manager regarding the development of long-term strategic planning objectives for Practice.

                 (d) Capital Expenditures. The Advisory Board shall make recommendations to Manager regarding the priority of major capital expenditures for the medical practice of Practice.


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                 (e) Capital Improvements and Expansion. Any renovation and expansion plans and capital equipment expenditures with respect to the operations of the medical practice of Practice shall be reviewed by the Advisory Board and shall be based, in the judgment of Manager, upon economic feasibility, physician support, productivity and then-current market conditions.

                 (f) Provider and Payor Relationships. The Advisory Board shall review and advise Manager and Practice with respect to the establishment or maintenance of relationships with institutional healthcare providers and payors.

                 (g) Ancillary Services. The Advisory Board shall review and make recommendations to Manager and Practice regarding the provision of ancillary services based upon the pricing, access to and quality of such services.

                 (h) Patient Fees, Collection Policies. At least annually, the Advisory Board shall, based upon recommendations by Manager and Practice, review and adopt the fee schedule for all physicians and ancillary services rendered by Practice.

                 (i) Advertising. The Advisory Board shall advise Practice with respect to Practice's advertising and marketing of services, including requirements of the Florida Medical Practice Act, as amended and the rules of the Department of Professional Regulation established thereunder.

                 (j) Exceptions to Inclusion in Net Practice Revenues. The Advisory Board will review and make recommendations to Manager and Practice with respect to the proposed exclusion of any revenue from Net Practice Revenues.

                 (k) Grievance Referrals. The Advisory Board shall consider, review and make recommendations to Manager and Practice with respect to any matters arising in connection with the operations of Practice that are not specifically addressed in this Agreement and as to which Manager or Practice requests consideration by the Advisory Board.

                 (l) Quality Assurance and Utilization Review. The Advisory Board shall advise Manager and Practice regarding all quality assurance and utilization review programs undertaken by Practice either independently or in connection with any managed care contracts maintained by Practice, and Manager shall assist the Practice in performing the quality assurance and utilization review functions of the Practice in consultation with the Advisory Board.

Notwithstanding any contrary provision of this Agreement, it is acknowledged and agreed that other than as provided in Section 2.2(a), recommendations of the Advisory Board are intended for the advice and guidance of Manager and Practice and that the Advisory Board does not have the power to bind Manager or Practice. Where discretion with respect to any matter is vested in Practice under the terms of this


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Agreement, Practice shall have ultimate responsibility for the exercise of such discretion, notwithstanding any recommendation of the Advisory Board. Where discretion with respect to any matter is vested in Manager under the terms of this Agreement, Manager shall have ultimate responsibility for the exercise of such discretion, notwithstanding any recommendation of the Advisory Board. Manager and Practice shall, however, take such recommendations of the Advisory Board into account in good faith in the exercise of such discretion.

SECTION 3.  OBLIGATIONS OF MANAGER.

            3.1 PROVISION OF SERVICES. Practice hereby engages Manager for the term of this Agreement, and Manager hereby accepts such engagement, to provide to Practice the business management services, personnel, equipment and supplies provided for in this Section 3 (collectively "Management Services"). Manager shall provide the Management Services at the medical offices located at those locations set forth on Exhibit 3.1, or at such other place or places as may be agreed upon by the parties. The medical offices or such other places at which the Management Services are to be provided are referred to as the "Medical Offices."

            3.2 MEDICAL OFFICES. Subject to receipt of executed lease assignments from HMFM Partnership or its constituent practices consented to by the landlords thereunder where required, Manager shall provide or have provided the Medical Offices. Manager shall pay out of Net Practice Revenues all rent due from the Effective Date forward with respect to the Medical Offices, and all costs of repairs, maintenance and improvements, telephone, electric, gas and water utility expenses, insurance, normal janitorial services, refuse disposal and all other costs and expenses reasonably incurred in connection with the operations of Practice including, but not limited to, related real or personal property lease payments and expenses, taxes and insurance. Manager shall consult with Practice with respect to the condition, use and needs of the Medical Offices, as expanded, improved or relocated from time to time. The Medical Office shall be used by the Practice and by the Manager in providing its services under this Agreement.

            3.3 FURNITURE, FIXTURES AND EQUIPMENT. Manager agrees to provide or have provided to Medical Offices those supplies and items of furniture, fixtures and equipment as are determined by Manager, after consultation with Practice, to be necessary and/or appropriate for Practice's operations at the Medical Offices during the term of this Agreement (all such items of furniture, fixtures and equipment are collectively referred to hereinafter as the "FFE") subject, however, to the following conditions:

                 (a) Practice shall have the use of the FFE only during the term of this Agreement and title to the FFE shall be and remain in Parent and/or Manager at all times during such term.


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                 (b) Manager shall be responsible for, and pay for out of Net
Practice Revenues, all repairs, maintenance and replacement of the FFE. However, repairs or replacements costing more than $500 will be capitalized, such that Manager shall fund same from its own moneys and charge related depreciation and interest to Practice.

            3.4 FINANCIAL PLANNING AND GOALS. Manager will prepare, in consultation with Practice, annual capital and operating budgets reflecting, in reasonable detail anticipated revenues and sources and uses of capital for growth in the medical practice of Practice.

            3.5 BUSINESS OFFICE SERVICES. Practice hereby appoints Manager as its sole and exclusive manager and administrator of all business functions and services related to Practice's services during the term of this Agreement. Without limiting the generality of the foregoing, in providing the Management Services, Manager shall perform the following functions:

                 (a) Manager shall evaluate and administer all managed care contracts on behalf of Practice and shall consult with Practice upon request on matters relating thereto; provided that acceptance to participate in any or all managed care contracts shall be decided by Practice.

                 (b) Manager shall provide ongoing assessment of business activity including product line analysis, outcomes monitoring and patient satisfaction.

                 (c) Manager shall be responsible for ordering and purchasing all medical and office supplies reasonably required in the day-to-day operation of the medical practice of Practice at the Medical Offices.

                 (d) Manager shall make application and negotiate for the procurement of professional liability insurance covering persons in the coverage amounts set forth in Section 8.1. This coverage shall be made available to Practice. Practice, however, shall have the right to obtain coverage from an alternative provider reasonably acceptable to Manager.

                 (e) Manager shall bill and collect from payors, intermediaries and patients all professional fees for medical services and for ancillary services performed at the Medical Offices by Practice and Practice's employees and agents, including, but not limited to, Physician Shareholders and Practice Employees. For the term of this Agreement, Practice hereby grants Manager power of attorney and appoints Manager as its true and lawful attorney-in-fact for the following purposes:

                     (i) To bill payors, fiscal intermediaries or patients in Practice's name, under its provider number(s) when obtained and on its behalf, and until such time as Practice has obtained its provider number(s), bill, in the Physician Shareholders' and Practice Employees' names under their respective provider numbers


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and on their behalf, and in connection with such billing services Manager covenants and agrees that it will use its best efforts to perform the billing correctly and in accordance with applicable laws and regulations based on information that Practice and the Physician Shareholders and Practice Employees provide to Manager for such purpose;

                     (ii) To collect accounts receivable and claims for reimbursement that are generated by such billings in Practice's name and on Practice's behalf, and in the name and on behalf of all Physician Shareholders and Practice Employees;

                     (iii) To place such accounts for collection, settle and compromise claims, and institute legal action for the recovery of accounts in accordance with policies adopted by the Advisory Board;

                     (iv) Following receipt by Practice, to take possession of payments from patients, insurance companies, Medicare, Medicaid and all other payors with respect to services rendered by Practice, Physician Shareholders and Practice Employees, and Practice hereby covenants to forward such payments to Manager for deposit;

                     (iv) To endorse in the name of Practice, or any Physician Shareholder or Practice Employee, any notes, checks, money orders, insurance payments and any other instruments received by Practice as payment of such accounts receivable;

                     (v) To collect in Practice's name and on its behalf, and in the name and on behalf of all Physician Shareholders and Practice Employees, all Net Practice Revenues;

                     (vi) To pledge the accounts receivable as collateral or otherwise encumber the accounts receivable without the approval of the Advisory Board or Practice (all actions with respect to any discounting, selling or encumbering accounts receivable involving Medicare or Medicaid shall not be inconsistent with applicable laws and regulations relating thereto); and

                     (vii) To sign checks on behalf of Practice and make withdrawals from Practice bank accounts for payments specified in this Agreement and as requested from time to time by Practice.

            3.6 DEPOSIT OF NET PRACTICE REVENUES. During the term of this Agreement, all Net Practice Revenues collected shall be received directly by Practice at the Practice location, and each business day Practice will transfer all collected Net Practice Revenues into a bank account as specifically directed by Manager, which depository account shall be segregated from other accounts of Manager. Manager shall be the owner of the account and have the sole right to make daily transfers to its operating or


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other account with its "Credit Facility Lender" (as defined in Section 5.2(b))
and to make withdrawals to pay Practice Expenses on a monthly basis. At the direction of Practice, Manager will transfer pursuant to Section 5.1 the remainder of Net Practice Revenues minus Practice Expenses by the fifteenth day of each month in arrears to an account designated by Practice from which Practice will pay Physician Expenses. Manager shall maintain its accounting records in such a way as to clearly segregate the deposit of Net Practice Revenues from other funds of Manager. Practice and Manager hereby agree to execute from time to time such documents and instructions as shall be required by the Credit Facility Lender and mutually agreed upon to effectuate the foregoing provisions and to extend or amend such documents and instructions.

            3.7 REVENUE REPORTS. Manager shall maintain revenue reports, as determined by the books and records of Manager, with respect to the operations of Practice. Revenue reports shall reflect the total gross revenues and Net Practice Revenues generated by Physician, by or on behalf of the medical practice of Practice. Manager shall provide Practice with monthly revenue reports by the 15th day of each month with respect to the prior month and shall provide a year-end revenue report for Practice within ninety (90) days after the end of each calendar year. Each such report shall track Net Practice Revenues by Physician.

            3.8 SUPPORT SERVICES. Manager shall provide all reasonable and necessary computer, management information, bookkeeping, billing and collection services, accounts receivable and accounts payable management services, laundry, linen, janitorial and cleaning services and management services to improve efficiency and workflow systems and procedures, as determined by Manager after consultation with Practice. Manager agrees to utilize in providing its services under this Agreement, or to provide Practice with access to (via internet or other means), Manager's proprietary capitated network management software during the term of this Agreement, without separate royalty charge. Manager also agrees that it will not allocate as a Practice Expense the time of Manager's national management information systems personnel.

            3.9 ADMINISTRATOR. Manager shall provide an Administrator to manage and administer all of the day-to-day business functions and services of the medical practice of Practice. The Administrator will be selected by Manager subject to approval of the Advisory Board. Manager shall determine the salary and fringe benefits of the Administrator, but shall consult with Practice with respect thereto.

            3.10 PERSONNEL. Manager shall provide such non-physician personnel as determined by Manager, after consultation with Practice, to be reasonably necessary for the effective operation of the medical practice of Practice at the Medical Offices, subject, however, to the following:

                 (a) Manager shall provide to Practice all nurses, medical records personnel and other medical support personnel as requested by Practice and as shall be reasonably necessary for the operation of Practice's medical practice at the Medical


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Offices. As to the nursing and non-physician medical support personnel provided under this Section 3.10(a), Manager shall determine the salaries and benefits of all such personnel, but shall consult with Practice with respect thereto. Manager shall also recommend the assignment of all such personnel to perform services at the Medical Offices; provided, however, that Practice shall have the right to approve, based primarily on professional competence, the assignment of all non-physician medical support personnel to provide services at the Medical Offices and Manager shall, at Practice's request, reassign and replace such personnel from time to time who are not, in Practice's reasonable and good faith judgment, adequately performing the required professional services.

                 (b) Manager shall provide to Practice all business office personnel (i.e., clerical, secretarial, bookkeeping and collection personnel) reasonably necessary for the maintenance of patient records, collection of accounts receivable and upkeep of the financial books of account to the extent that same are required for, and directly related to, the operation of the medical practice by Practice. As to the personnel provided under this Section, Manager shall determine the salaries and fringe benefits of all such personnel, but shall consult with Practice with respect thereto.

                 (c) In exercising its judgment with regard to personnel as provided in Section 3.9 and this Section 3.10, Practice agrees not to discriminate against such personnel on the basis of race, religion, age, sex, disability or national origin.

                 (d) In recognition of the fact that personnel provided to Practice under this Agreement may perform services from time to time for others, this Agreement shall not prevent Manager from performing such services for others or restrict Manager from so using such personnel. Manager will make every effort consistent with sound business practices to honor the specific requests of Practice with regard to the assignment of such personnel; provided, however, that except for non-physician medical support personnel as provided in subsection (a) above, Manager hereby retains the sole and exclusive decision-making authority regarding all such personnel assignments.

                 (e) If Practice or Physician Shareholders request personal secretarial, clerical, bookkeeping, or other non-physician medical support personnel in addition to personnel determined to be necessary and/or appropriate by Manager, and such additional personnel and/or services are provided by mutual agreement between Manager and Practice, all costs and expenses incurred by Manager in providing such additional personnel shall be paid to Manager by Practice.

            3.11 PROFESSIONAL SERVICES. Manager shall use reasonable efforts to arrange for or render to Practice such business, legal and financial management consultation and advice as may be reasonably required or requested by Practice and directly related to the expansion and/or operations of Practice. Manager shall not be responsible for any services requested by or rendered to any individual, employee or agent of Practice


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not directly related to the operations of Practice nor shall Manager be responsible for rendering any legal or tax advice or services or personal financial services to Practice or any employee or agent of Practice.

            3.12 PATIENT AND FINANCIAL RECORDS. Manager shall maintain all files and records relating to the operation of Practice including, but not limited to, customary financial records and patient files. The management of all files and records shall comply with all applicable federal, state and local laws, statutes, rulings, orders, ordinances and regulations ("Laws"), and all files and records shall be located so that they are readily accessible for patient care. Practice shall supervise the preparation of, and direct the contents of, patient medical records, all of which shall be and remain confidential and the property of Practice. Manager shall have reasonable access to such records and, subject to applicable Laws and accreditation policies, Manager shall be permitted to retain true and complete copies of such records at its expense. Manager hereby agrees to preserve the confidentiality of such patient medical records and to use the information in such records only for the limited purposes necessary to perform the Management Services and, within the limits of its responsibilities hereunder, to ensure that provision is made for appropriate care for patients of Practice.

            3.13 PHYSICIAN RECRUITMENT. At the request of Practice, Manager shall perform administrative services relating to the recruitment of physicians for Practice. Practice shall determine the need for additional physicians in consultation with Manager. All such physicians recruited by Manager and accepted by Practice shall be shareholders or employees of Practice (if such physicians are hired as employees) and not of Manager. Any expenses incurred in the recruitment of physicians shall be treated as Practice Expenses. Practice agrees that all physicians hired by the Practice shall execute a Physician Employment Agreement in a form approved by Manager (the "Physician Employment Agreements"). Practice agrees not to change the form of the Physician Employment Agreement without Manager's prior written consent.

            3.14 EXPANSION OF PRACTICE. It is acknowledged and agreed that expansion of the medical practice shall be the responsibility of the Practice and not the Manager. Manager will consult and advise Practice upon request regarding Practice expansion and Practice's proposals for relationships and affiliations with physicians and other specialists, hospitals, networks, health maintenance organizations and preferred provider organizations. Practice will be responsible for contacting representatives of such affiliations, hospitals, networks, and organizations. Practice will provide prior notice to Manager of any agreements with respect to any such matters which Practice enters into.

            3.15 PERFORMANCE OF BUSINESS OFFICE SERVICES. Manager is hereby expressly authorized to perform its business office services hereunder in whatever reasonable manner it deems appropriate to meet the day-to-day requirements of the non-medical business functions of Practice's medical practice at the Medical Offices. Manager may perform some or all of the business office functions of Practice at locations other than


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at the Medical Offices, provided that the establishment of a centralized billing office to serve Practice shall be subject to approval of the Advisory Board.

            3.16 FORCE MAJEURE. Manager shall not be liable to Practice for failure to perform any of the services required under this Agreement in the event of strikes, lockouts, calamities, acts of God, unavailability of supplies or other events over which Manager has no control for so long as such event continues and for a reasonable period of time thereafter.

            3.17 PAYMENT OF PRACTICE EXPENSES AND MANAGEMENT FEE. Manager shall pay all Practice Expenses as they become due out of Net Practice Revenues; provided, however, that Manager may, in the name of and on behalf of Practice, contest in good faith any claimed Practice Expenses as to which there is any dispute regarding the nature, existence or validity thereof. Manager shall be entitled, on a monthly basis, to pay itself from Net Practice Revenues the amount specified in Section 1.6(g) as its management fee for providing its services under this Agreement. Practice acknowledges and agrees that the amount to be retained by Manager as its management fee in accordance with this Agreement is reasonable and fair, given the undertakings of Manager as set forth in this Agreement and the other benefits and value that accrue to Practice as a result of Manager's services under this Agreement.

            3.18 BUDGETS.

                 (a) As part of the Manager's responsibilities under this Agreement, the Manager shall prepare annual capital and operating budgets for the Practice for each budget period in accordance with the provisions of this
Section 3.18. As used herein, a budget period means a fiscal year of Practice unless otherwise provided.

                 With respect to each budget period following the initial budget period, the Manager shall prepare and deliver a preliminary draft of each such budget to the Advisory Board at least 30 days prior to the commencement of the budget period to which such budget relates. The Advisory Board shall provide any comments or suggested changes to such preliminary drafts to the Manager within 15 days after receipt thereof. The Manager shall then submit a revised budget to the Advisory Board for approval by the Advisory Board no later than 15 days after the end of the 15-day period referred to in the immediately preceding sentence. The Advisory Board shall then approve or disapprove of, but not modify or amend the budget within 15 days of receiving it. The foregoing time periods during which drafts of the budget are to be delivered and approved shall be subject to adjustment from time to time as determined appropriate by the Advisory Board and Manager.

                 If prior to the commencement of any budget period, the Advisory Board has not yet approved the budget, then the Manager and the Advisory Board will work diligently in good faith to obtain such approvals, and until such approvals are obtained, with respect to the budget, (i) as to any disputed line items, the immediately preceding


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budget period's budget shall be controlling until such time, if any as agreement is reached on the amounts to be allocated to such disputed line items, specifically as follows: (A) non-recurring or extraordinary items shall not be continued from the budget for the immediately preceding budget period, (B) if the previous budget was for a budget period of less than 12 months, it shall be annualized, (C) all items subject to an automatic increase, such as rent and taxes, shall be budgeted at the increased rate (D) for items such as employee salaries and benefits, the total salary and benefits number shall be adjusted to take into account changes in the number and classifications of employees employed or contracted, (ii) as to any line items which are not in dispute, the revised budgets submitted by the Manager shall control, and (E) those items reasonably deemed medically necessary by Practice shall be acquired. With respect to the initial budget for calendar year 1998, Manager shall deliver a draft of the annual budget to the Advisory Board within sixty (60) days of the date of this Agreement. If the Advisory Board has not approved the budget for 1998 within one hundred twenty (120) days of the date of this Agreement, actual 1997 costs of HMFM Partnership and its constituent partner practices shall be deemed to be the "immediately preceding budget period's budget" for purposes of this paragraph.

                 (b) The parties agree that the Manager shall have the authority and discretion to reallocate cost and expense line items within the budget, so long as the pre-tax income targets within such budgets are not adversely impacted.

                 (c) Manager agrees that expenses of the Practice which are shared by other practices being managed by Manager shall be allocated as "Practice Expenses" to Practice and such other practices based on actual expenses incurred where such expenses are directly identifiable by Manager or on a pro rata basis in accordance with the respective "Net Practice Revenues" of Practice and such other practices, or such other fair and reasonable basis as Manager may determine. Such expenses shall not include Manager's corporate overhead or costs associated with establishing a regional office for Manager.

            3.19 OTHER MANAGEMENT AGREEMENTS.

            Manager agrees that during the initial sixty (60) months of the term of this Agreement (i.e., until the fifth anniversary of the date of this Agreement), Manager (or its affiliates) will not enter into a management services agreement providing substantially similar services to those provided under this Agreement with any other ear, nose and throat (ENT) medical practice ("Other Practice") that is located within a ten (10) mile radius of any of the Medical Offices, unless Manager shall first (i) provide written notice thereof to Practice, and (ii) allow Practice fifteen (15) days to accept in writing the first right of refusal to merge the Other Practice into Practice and an additional thirty (30) days following such acceptance to consummate such merger.

SECTION 4.  OBLIGATIONS OF PRACTICE.

            4.1 PHYSICIAN EXPENSES. Practice shall be solely responsible for the payment, when due, of all costs and expenses ("Physician Expenses"), incurred in connection with Practice's operations that are not Practice Expenses and are not enumerated under subsections 1, 8, 9, 10, or 11 of the second paragraph of Section 1.6, including, but not limited to, insurance premiums for policies of malpractice insurance, deductibles under such policies of malpractice insurance, any and all costs and expenses incurred with respect to claims under such policies of malpractice insurance, salaries and benefits, workers' compensation, retirement plan contributions, health, disability and life insurance premiums, payroll taxes, cellular phone and automobile expenses incurred by or in connection with the employment of all Physician Shareholders and Practice Employees. Practice shall be responsible for paying as a Physician Expense salaries, benefits and other similar direct costs for all Practice Employees and Physician Shareholders. Practice shall pay all Physician Expenses as they become due. However, Practice shall pay the salaries and benefits for those individuals described in Section 1.5(b), but Manager shall reimburse Practice for all such salaries and benefits and such reimbursement amounts shall be a Practice Expense under Section 1.6.

            4.2  PROFESSIONAL STANDARDS.

                 (a) It is expressly acknowledged by the parties to the Agreement that all medical services provided at the Medical Offices shall be performed solely by physicians and allied health care professionals duly licensed to practice medicine in the State. The professional services provided by Practice and its Physician Shareholders and Practice Employees shall at all times be provided in accordance with applicable ethical standards and Laws applying to the medical profession. Practice shall at all times during the term of this Agreement be and remain legally organized and authorized to provide medical care and services in a manner consistent with all state and federal laws. The parties will cooperate with each other in taking steps to resolve any utilization review or quality assurance issues which may arise in connection with the medical practice of Practice. If any disciplinary actions or professional liability actions are initiated against any Physician Shareholder or Practice Employee, Practice shall immediately inform Manager of such action and the underlying facts and circumstances. Practice agrees to implement and maintain a program to monitor the quality of medical care provided by Practice, and Manager shall render administrative assistance to Practice on an as-requested basis to assist Practice in designing, implementing and maintaining such program.

                 (b) Practice shall at all times during the term of this Agreement assure that each physician of the Practice shall:

                     (i) maintain an unrestricted license to practice medicine and surgery in all its branches in the State and maintain good standing with the Medical Board of the State;

                     (ii) maintain a federal Drug Enforcement Administration certificate without restrictions, to prescribe controlled substances as are customarily prescribed by physicians practicing in Physician's practice specialties;

                     (iii) maintain hospital medical staff memberships and clinical privileges at those facilities set forth on Part Three of Exhibit A of the Physician Employment Agreement as amended from time to time;

                     (iv) perform all professional services through Practice and in accordance with all Laws and with prevailing standards of care and medical ethics in accordance with any Employment Agreement between Practice and Physician and with practice protocols and policies as adopted from time to time by Practice;

                     (v) maintain Physician's skills through continuing education and training, including participation in those programs designated by Practice from time to time;

                     (vi) maintain eligibility for insurance under the professional liability policy or policies at a commercially reasonable cost as determined by Practice carried by or on behalf of Practice for Physician's practice specialties, to the extent Physician is to be covered by such policy or policies pursuant to Section 5.2 of the Physician Employment Agreement;

                     (vii) maintain Physician's board-certified or board eligible status in Physician's practice specialties;

                     (viii) qualify and maintain Physician's qualification as a participating provider in the Medicare and State of Florida Medicaid programs;

                     (ix) comply with all Laws applicable to the conduct of Physician's activities, as well as with the articles of incorporation, bylaws and other corporate governance documents of Practice and other rules or regulations adopted from time to time by Practice;

                     (x) promptly disclose to Practice (i) the commencement or pen-dency of any legal action, administrative proceeding or investigation, medical staff or professional disciplinary actions against Physician or (ii) the existence of any circumstances that could reasonably be expected to form the basis of or lead to any such action, proceeding or investigation;

                     (xi) abide by any guidelines adopted by Practice or any person or entity providing management services to Practice designed to encourage the appropriate, efficient and cost-effective delivery of medical services, subject always to the clinical judgment of Physician, and cooperate with and participate in all Practice programs regarding quality assurance, utilization review, risk management and peer review;

                     (xii) maintain appropriate and accurate medical records in accordance with accepted medical standards and Practice policies with respect to all patients evaluated and treated; and

                     (xiii) satisfy such other reasonable requirements as are established from time to time by Practice.

            4.3 PROVIDER AND PAYOR RELATIONSHIPS. Practice shall have sole responsibility for establishing or maintaining relationships with institutional healthcare providers and third-party payors, including, but not limited to, managed care programs, health maintenance organizations and preferred provider organizations; provided, Practice shall not be required to sign up or contract with any particular provider.

            4.4 PHYSICIAN CONTRACTS AND POWERS OF ATTORNEY. (a) During the term of this Agreement Practice shall maintain Physician Employment Agreements substantially in the form of Exhibit A hereto with all Physician Shareholders and other physician practitioners employed or otherwise retained by Practice as Practice Employees.

                 (b) Practice shall require all Physician Shareholders and physician Practice Employees to execute and deliver to Manager powers of attorney, satisfactory in form and substance to Manager, appointing Manager as attorney-in-fact for each such Physician Shareholder and physician Practice Employee for the purposes set forth in Section 3.5(e) to the extent authorized by law.

             4.5  RESTRICTIVE COVENANTS.

                  (a) Practice acknowledges and agrees that the services to be provided by Manager hereunder are feasible only if Practice operates a vigorous medical practice to which its Physician Shareholders and Practice Employees devote their full time and attention. Accordingly, Practice agrees that, during the term of this Agreement, it shall not, without the prior written consent of Manager, establish, operate or provide physician services at any medical office, clinic or other healthcare facility in the State which provides services substantially similar to those offered by Practice at the Medical Offices other than services at healthcare facilities in a manner consistent with past practices of Practice or, prior to the date hereof, ENT Associates of South Florida. Notwithstanding the foregoing, in the event Manager does not consent to establishment or operation of any new medical office or facility to which Practice wishes to expand, Practice shall be entitled to establish such other medical office or facility for expansion at Practice's sole cost and expense, provided, that in such event Practice agrees that Manager shall be paid its management fee under Section 1.6(g) hereof (or, if applicable, Section 14.6) with respect to the Net Practice Revenues generated at such new medical office or facility (as well as the existing Medical Offices), and Manager shall not be responsible under the last sentence of Section 1.6 (the definition of "Practice Expenses") with respect to any budget overruns resulting from or related to operating such new office or facility, or for capital expenditures or capital costs thereof.

                 (b) During the term of this Agreement and for a period of eighteen (18) months following the termination or expiration of this Agreement, Practice shall not, in the State, alone or in conjunction with any other person or entity, without the prior written consent of Manager, solicit or attempt to solicit any employee, consultant, contractor or other personnel affiliated with Manager (or who was affiliated with Manager at any point during the six months prior to termination of this Agreement) to terminate, alter or lessen that party's affiliation with Manager or to violate the terms of any agreement or understanding between such employee, consultant, contractor or other person and Manager.

                 (c) If this Agreement is terminated for any reason other than by Practice pursuant to Section 6.2 (b) below, Practice shall not for a period of eighteen (18) months following the effective date of such termination, engage or contract with any person, firm or entity (or group of affiliated entities) for the provision of comprehensive management services to Practice at the Medical Offices (or at any new or replacement medical offices of Practice in the State) substantially of the kind contemplated by this Agreement.

                 (d) The intellectual and other property rights in any work product, discoveries or inventions developed or acquired by Practice, the Physician Shareholders or Practice Employees or any other personnel or agents of such parties (other than intellectual and other property rights developed or acquired by a Physician Shareholder and specifically excluded in such individual's employment agreement with Practice) during the term of this Agreement (the "Practice IP") shall be deemed to be owned exclusively by the Manager. The Practice hereby unconditionally and irrevocably transfers and assigns to Manager all rights, title and interest the Practice may currently have (or in the future may have) by operation of law or otherwise in or to any Practice IP, including, without limitation, all patents, copyrights, trademarks, service marks and other intellectual property rights. Practice agrees to execute and deliver to Manager any transfers, assignments, documents or other instruments which Manager may deem necessary or appropriate to vest complete title and ownership of any Practice IP, and all associated rights, exclusively in Manager. The Physician Employment Agreements shall have a provision comparable to this paragraph (d) assigning these Practice IP rights from the Practice physicians to Practice, in contemplation of their reassignment from Practice to Manager as herein provided, subject only to such exclusions as are provided in the form of Physician Employment Agreement approved by Manager.

                 (e) Practice acknowledges and agrees that Manager's Trade Secrets and Confidential Information (both as defined below) represent a substantial investment by Manager. Practice also acknowledges and agrees that any unauthorized disclosure or use of any of Manager's Trade Secrets or Confidential Information would be wrongful and would likely result in immediate and irreparable injury to Manager. Except as required in order to perform Practice's obligations under this Agreement, Practice shall not, without the express prior written consent of Manager, redistribute, market, publish, disclose or divulge to any other person or entity, or use or modify for use, directly or indirectly in any way for any person or entity: (i) any Confidential Information during the term of this Agreement and for a period of three (3) years after the final date of the term of this Agreement; and (ii) any Trade Secrets at any time (during or after the term of this Agreement) during which such information or data shall continue to constitute a "trade secret" under applicable law. Practice further agrees to cooperate with (and require its physicians and other personnel to comply with) any reasonable confidentiality requirements of Manager. Practice shall immediately notify Manager of any unauthorized disclosure or use of any of the Trade Secrets or Confidential Information of Manager of which Practice becomes aware. For purposes of this Agreement "Confidential Information" shall mean valuable, non-public competitively sensitive data and information relating to Manager's or Parent's business other than Trade Secrets (which shall have the meaning given that term under applicable law) that is not generally known by or readily available to competitors of Manager, including, without limitation, computer software and management information systems provided by Manager, practice acquisition targets, strategic expansion plans, contracting and payor negotiations, managed care contracting strategies and fees, rates, exclusions and other payor contract features.

                 (f) Unless otherwise agreed by Manager in writing, Practice shall enforce vigorously the covenants (and any liquidated damages provisions) of the Physician Shareholders and other physician employees of Practice set forth in the Physician Employment Agreements (which the Parties agree will be in substantially the form of Exhibit A) with counsel approved by Manager. Practice and such counsel shall cooperate with Manager in any such litigation and all major litigation decisions and strategy shall be subject to approval of Manager, and Practice shall not compromise or settle any such litigation without Manager's approval. In the event that the Practice recovers liquidated damages (or other damages or costs) from any physician for breach of such a covenant, then the Practice shall promptly remit to Manager an amount equal to any and all such amounts so received. Manager agrees to pay the fees and disbursements of counsel of Practice approved by it and shall not charge such fees and disbursements of counsel as a Practice Expense. Practice shall not take any action that, under this Agreement, is to be taken only by Manager. The Parties agree and the Physician Employment Agreement shall provide that the actual losses to be suffered by Manager and Practice will be difficult to ascertain, but the liquidated damages set forth have been arrived at after good faith effort to estimate such losses. Practice specifically acknowledges and agrees that Manager would not have entered into this Agreement but for Practice's covenant to enforce the Physician Employment Agreements as provided above and that the failure of any physician to comply with such agreements will result in Manager suffering extensive economic damages.

                  (g) Manager and Practice acknowledge and agree that Manager's remedy at law for any breach or attempted breach of the foregoing provisions may be inadequate and that Manager shall be entitled to specific performance, injunction or other equitable relief in the event of any such breach or attempted breach, in addition to any other remedies which might be available at law or in equity. If the duration, scope or geographic area contemplated by the foregoing provisions is determined to be unenforceable by a court of competent jurisdiction, the parties agree that such duration, scope or geographic area shall be deemed to be reduced to the greatest scope, duration or geographic area which would be enforceable.

            4.6 PROFESSIONAL DUES AND EDUCATION EXPENSES. Practice and its Physician Shareholders and Practice Employees shall be solely responsible for all costs and expenses associated with membership in professional associations and continuing professional education. Practice shall ensure that each of its Physician Shareholders and Practice Employees participates in such continuing medical education activities as are necessary for such physicians to remain current in their respective specialties, including, but not limited to, the minimum continuing medical education requirements imposed by applicable laws and policies of applicable specialty boards.

            4.7 PROVISION OF SERVICES BY PRACTICE. Practice shall maintain at least the same quality and scope of medical practice and other health care services provided by HMFM Partnership and its constituent practice partners prior to the date hereof and shall use its reasonable good faith efforts to enhance the medical practice of the Practice and to comply with all Practice budgets. Practice shall engage a sufficient number of Physician Shareholders or physician Practice Employees to provide services to patients of the Practice at normal office hours at the Medical Offices and to provide coverage during all appropriate hours of all hospitalized patients of Practice whether on any inpatient or outpatient basis. Practice shall be responsible for coding and call schedule with respect to all physicians in the Practice.

            4.8 PHYSICIAN SHAREHOLDER AND EMPLOYMENT AGREEMENTS. Practice represents that it has delivered to Manager a true and correct copy of the shareholder agreement and Physician Employment Agreements between Practice and its Physician Shareholders and will cause all new shareholders of Practice to execute such agreements prior to becoming a shareholder (or employee) in Practice. Practice shall not amend the shareholder agreement so as to cause the shareholder agreement to contravene or conflict with this Agreement or the Physician Employment Agreements between Practice and its physician employees. Practice shall not amend any of the Physician Employment Agreements or waive any rights thereunder without the prior consent of Manager.

SECTION 5.  FINANCING MATTERS

            5.1 MECHANICS OF DRAWS. Following the end of each month, Manager shall make an estimate of the collection percentage ("Estimated Collection Percentage") for such month's gross Practice revenues. The Estimated Collection Percentage may vary depending on historical collection percentages, changes in fee schedules, changes in third party reimbursement, bad debt write-offs and similar adjustments. The Estimated Collection Percentage will then be applied to such month's gross Practice revenues, resulting in estimated Net Practice Revenues for such month. An amount equal to the excess of Net Practice Revenues over Practice Expenses will be transferred by Manager to Practice and used by Practice to pay Physician Expenses on such 15th day. A final accounting will be due from Manager on or before April 30 of each year of this Agreement with respect to the immediately preceding calendar year.

            5.2  ASSIGNMENT OF SECURITY INTEREST.

                 (a) Practice hereby exclusively and irrevocably assigns and sets over to Manager all of Practice's rights to all revenue and accounts receivable generated by the Physician Shareholders and Practice Employees with respect to any services rendered prior to the effective date of expiration or termination of this Agreement, except as otherwise provided in this Agreement, and grants to Manager the right to retain such proceeds for its own account for application in accordance with this Agreement, and shall obtain a like assignment from all Physician Shareholders and Practice Employees; provided, that in the case of revenue and accounts receivable generated as a result of billing for services under Medicare or Medicaid such assignment shall only be an assignment of proceeds of accounts receivable consistent with the provisions of applicable law. Practice shall endorse (and shall cause each Physician Shareholder or Practice Employee to endorse) any payments received on account of such services to the order of Manager and shall take such other actions as may be necessary to confirm to Manager the rights set forth in this Section 5.2(a).

                 Without limiting the generality of the foregoing, it is the intent of the parties that the assignment to Manager of the rights described in
Section 5.2(a) above shall be inclusive of the rights of Practice and the Physician Shareholders and Practice Employees to proceeds of payment with respect to any services rendered prior to the effective date of any expiration or termination of this Agreement. Practice agrees and shall cause each Physician Shareholder and Practice Employee to agree, that Manager shall retain the right to collect any and all accounts receivable and claims for reimbursement relating to any such services rendered prior to the effective date of any such expiration or termination ("Pre-Termination Accounts Receivable"), and that the proceeds thereof will be transferred to Manager's account to be applied in accordance with Section 3.6 and the other provisions of this Agreement.

         In addition and as a supplement to Practice's obligations as otherwise set forth herein, Practice shall, with all deliberate speed, apply for and maintain in effect any and all provider and/or supplier numbers, including but not limited to Medicare and Medicaid numbers, in Practice's name. If Practice is unable to obtain such provider and/or supplier numbers, Practice shall cause Physician Shareholders to maintain each of their provider numbers, including but not limited to Medicare and Medicaid numbers, necessary or appropriate to obtain payment or reimbursement for all medical services provided by such Physician Shareholders and shall further cause each Physician-Shareholder who provides services to the Practice to execute any and all documentation necessary to effectuate the assignments of revenues to Manager as contemplated by this Agreement.

                 (b) Practice acknowledges that Manager and Parent may, to the extent permitted by law, grant a security interest in the Pre-Termination Accounts Receivable and proceeds thereof to their factor(s) or lender(s) under Manager's or Parent's working capital credit facility (whether one or more, "Credit Facility Lender"), as in effect from time to time. Practice agrees that such security interest of the Credit Facility Lender is intended to be a first priority security interest and is superior to any right, title or interest which may be asserted by Practice or any Physician Shareholder or Practice Employee with respect to Pre-Termination Accounts Receivable or the proceeds thereof under this Agreement. Practice further agrees, and shall cause each Physician Shareholder and Practice Employee to agree, that, upon the occurrence of an event which, under the terms of such working capital credit facility, would allow the Credit Facility Lender to exercise its right to collect Pre-Termination Accounts Receivable and apply the proceeds thereof toward amounts due under such working capital credit facility, the Credit Facility Lender will succeed to all rights and powers of Manager under the powers of attorney provided for in Sections 3.5 and 4.4 above as if such Credit Facility Lender had been named as the attorney-in-fact therein.

                 (c) If, contrary to the mutual intent of Manager and Practice, the assignment described in this Section 5.2 shall be deemed for any reason to be ineffective, then Practice and each Physician Shareholder and Practice Employee shall to the extent permitted by applicable Laws, effective as of the date of this Agreement, be deemed to have granted (and Practice does hereby grant, and shall cause each Physician Shareholder and Practice Employee to grant) to Manager a first priority lien on and security interest in and to any and all interests of Practice and such Physician Shareholders and Practice Employees in any accounts receivable generated by the medical practice of Practice and its Physician Shareholders and Practice Employees or otherwise generated through the operations of the medical practice of Practice, and all proceeds with respect thereto, to secure the payment to Manager hereunder of all Practice Expenses, and this Agreement shall be deemed to be a security agreement to the extent necessary to give effect to the foregoing. Practice shall execute and deliver, and cause each Physician Shareholder and Practice Employee to execute and deliver, all such financing statements as Manager may request in order to perfect such security interest. Practice shall not grant (and shall not suffer any Physician Shareholder or Practice Employee to grant) any other lien on or security interest in or to such accounts receivable or any proceeds thereof or in or to this Agreement to any other person or entity.

SECTION 6.  TERM AND TERMINATION.

            6.1 TERM. The initial term of this Agreement shall be for a period of forty (40) years commencing on Oct. 31, 1997 and ending on Oct. 30, 2037. This Agreement may be extended for separate and successive five-year periods (each such five-year period referred to hereinafter as an "extended term"), under such terms and conditions as stated herein with respect to any such extended term; provided, however, that: (a) Practice and Manager mutually agree to extend the term of this Agreement and mutually agree upon the documents to be in effect during any such extended term hereto, not less than sixty (60) days prior to expiration of the initial term or extended term then in effect; and (b) neither Party is in material default hereunder on the date of commencement of the extended term.

            6.2  TERMINATION.

                 (a) Manager may terminate this Agreement, and have no further liability or obligation hereunder, upon the occurrence of one or more of the following events:

                     (i) Practice is in material breach of a monetary obligation to Manager under this Agreement which remains uncured for a period of 60 days after receipt of written notice thereof from Manager;

                     (ii) Practice repeatedly fails to perform in a material respect to any other material obligations hereunder and such repeated failure continues for a period of forty-five (45) days after Practice's receipt of written notice specifying such failure; provided, however, that if such failure cannot be cured within forty-five (45) days, but is capable of being cured within a reasonable period of time in excess of forty-five (45) days, then Manager shall not be entitled to terminate this Agreement if Practice commences the cure of such failure within the first forty-five (45) day period and thereafter diligently and in good faith continues to prosecute such cure until completion; provided, further, that if Practice or any Physician Shareholder or Practice Employee breaches Section 3.6 of this Agreement, Manager may terminate this Agreement immediately upon written notice to Practice.

                     (iii) Practice voluntarily files a petition in bankruptcy or makes an assignment for the benefit of creditors or otherwise seeks relief from creditors under any federal or state bankruptcy, insolvency, reorganization or moratorium statute, or Practice is the subject of an involuntary petition in bankruptcy which is not set aside within ninety (90) days of its filing.

                     (iv) Practice is in material breach or default under any other written agreement with Manager, subject to any applicable notice and cure periods provided in any such agreement.

                     (v) Any representations and warranties made by Practice in this Agreement prove to have been untrue or incorrect in any material respect.

                     (vi) If in any 18 month period the licenses of more than 25% in number of the original Physician Shareholders or physician Practice Employees to practice medicine in the State of Florida are suspended or revoked, or are subjected to final disciplinary action by the State Board of Medicine or any similar body on any grounds, other than minor, immaterial or insubstantial grounds, or die or become mentally or physically disabled and, by reason of such disability, are in the reasonable judgment of Manager unable to conduct medical practice on substantially the same basis as conducted prior to such disability, or if in any 18 month period more than 25% of the then total number of Physician Shareholders and physician Practice Employees retire or sell their interests in Practice or otherwise cease to practice medicine on substantially a full-time basis as Practice Employees; provided, however, that in any such event Practice shall have until the later of the next July 15 or one hundred twenty (120) days from the date on which Manager gives Practice written notice of its intent to terminate this Agreement pursuant to this Section 6.2(a)(vi) to replace the affected physicians with other physicians satisfactory to Manager, in its reasonable discretion; provided further, however, that (i) Manager and Practice may agree to bring in locum tenens physicians to provide physician services during such one hundred twenty (120) day period, and (2) Manager will not unreasonably withhold approval of any board certified otolaryngologist approved by local hospital credentialing for medical staff privileges.

                 (b) Practice may terminate this Agreement, and have no further liability hereunder, upon the occurrence of one or more of the following events:

                     (i) Manager is in material breach of a monetary obligation to Practice under this Agreement which remains uncured for a period of 30 days after receipt of written notice thereof from Practice, and any amounts not paid when due shall bear interest at the rate of the then prevailing 12 month Treasury bill;

                     (ii) Manager repeatedly fails to perform in a material respect any other material obligations hereunder and such repeated failure continues uncured for a period of forty-five (45) days after Manager's receipt of written notice specifying such failure, provided, however, that if such failure cannot be cured within forty-five (45) days, but is capable of being cured within a reasonable period of time in excess of forty-five (45) days, then Practice shall not be entitled to terminate this Agreement if Manager commences the cure of such failure within the first forty-five (45) day period and thereafter diligently and in good faith continues to prosecute such cure until completion.

                     (iii) Manager voluntarily files a petition in bankruptcy or makes an assignment for the benefit of creditors or otherwise seeks relief from creditors under federal or state bankruptcy, insolvency, reorganization or moratorium statute, or Manager is the subject of an involuntary petition in bankruptcy which is not set aside within ninety (90) days of its filing.

            6.3  REMEDIES UPON TERMINATION.

                 If this Agreement is terminated pursuant to Section 6.2, Manager's management fees under this Agreement shall be deemed earned through the date of termination. Any management fees due Manager shall be paid within thirty (30) days after the effective date of termination. If this Agreement is terminated pursuant to Sections 6.2(a)(i), 6.2(a)(ii), 6.2(a)(iv), 6.2(a)(v), 6.2(b)(i) or 6.2(b)(ii) of this Agreement, the non-breaching party may pursue such other legal or equitable relief and remedies as may be available in addition to such proration.

            6.4 REPURCHASE OF EQUIPMENT AND SUPPLIES. Upon the termination of this Agreement prior to the end of the tenth anniversary of the date of this Agreement (other than a termination by Practice pursuant to Section 6.2(b)), Manager shall have the additional right to require Practice to repurchase all or any portion of the FFE and all then unused supplies located at the Medical Offices and other items of personal property purchased by Manager for specific use at the Medical Offices, from Manager at a repurchase price equal to $4,000,000 (plus such amount of the $2,250,000 contingent promissory note delivered under the Stock Purchase Agreement of even date herewith which has been paid and is attributable to the acquisition of any additional physician or physician group which has joined the Practice after the date of this Agreement) minus (1) the product of (x) $400,000 (plus such additional amount paid under the $2,250,000 promissory note with respect to any additional physician or physician group which has joined Practice, such additional amount then divided by ten (10)) times (y) the number of years of the initial term which have been completed at the time of any such termination, and minus (2) amounts paid under the Stock Purchase Agreement of even date herewith to any constituent practice member of HMFM Partnership owned by an original Physician Shareholder no longer employed by Practice due to his death or disability. An example of the operation of this provision is set forth on Exhibit 6.4 attached hereto and incorporated herein. Exercise of this right by Manager shall be accomplished by written notice to Practice within thirty (30) days after the termination of this Agreement. Such notice of exercise shall also specify a time and date for a closing to be held to consummate such purchase and sale, such closing to be within ninety (90) days after the termination of this Agreement at the offices of Manager in Florida, or such other location as Manager shall designate in such written notice. At the closing Practice shall purchase such FFE and unused supplies from Manager hereunder by delivery of cash or immediately available funds, against delivery of a bill of sale from Manager transferring all its right, title or interest in or to same. The repurchase requirements contained in this paragraph are in addition to, and not in lieu of, any other rights and remedies that Manager may have under any other agreements.

             6.5 EARLY TERMINATION OF AGREEMENT. In addition to the foregoing, in the event of termination of this Agreement prior to the fifth (5th) anniversary of the Closing Date (the "Threshold Date") for any reason other than pursuant to the provisions of Section 6.2(b), then all management fees under
Section 1.6(g) which would have been paid through the Threshold Date, to the extent not yet paid (utilizing, for computation purposes, the average monthly management fee earned by Manager for the preceding 90 day period prior to termination) shall be immediately due and payable to Manger by the Practice. Amounts payable pursuant to this paragraph are in addition to, and not in lieu of, any other rights and remedies that Manager may have under any other agreements.

SECTION 7.  REPRESENTATIONS AND WARRANTIES.

            7.1 REPRESENTATIONS AND WARRANTIES OF PRACTICE. Practice hereby represents and warrants to Manager as follows:

            (a) ORGANIZATION AND GOOD STANDING. Practice is a medical practice corporation duly organized, validly existing and in good standing under the laws of the State. Practice has all necessary power to own all of its properties and assets and to carry on its business as now being conducted.

            (b) NO VIOLATIONS. Practice has the corporate authority to execute, deliver and perform this Agreement and all agreements executed and delivered by it pursuant to this Agreement, and has taken all action required by law, its Articles or Certificate of Incorporation, its Bylaws or otherwise to authorize the execution, delivery and performance of this Agreement and such related documents. The execution and delivery of this Agreement does not and, subject to the consummation of the transactions contemplated hereby, will not, violate any provisions of the Articles or Certificate of Incorporation or Bylaws of Practice or any provisions of or result in the acceleration of, any material obligation under any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree, to which Practice is a party, or by which it is bound. This Agreement has been duly executed and delivered by Practice and constitutes the legal, valid and binding obligation of Practice, enforceable in accordance with its terms.

            (c) PROFESSIONAL LIABILITY. No Physician Shareholder or physician Practice Employee has ever (a) had his license to practice medicine in any state or his Drug Enforcement Agency number suspended, relinquished, terminated, restricted or revoked; (b) been reprimanded, sanctioned or disciplined by any licensing board, or any federal, state or local society or agency, governmental body or specialty board; (c) had entered against him final judgment in, or settle without judgment, a malpractice or similar action for an aggregate award or amount to the plaintiff in excess of Fifty Thousand and No/100 Dollars ($50,000.00); or (d) had his medical staff privileges at any hospital or medical facility suspended, terminated, restricted or revoked other than temporary suspension for failure to timely complete medical records.

            7.2 REPRESENTATIONS AND WARRANTIES OF MANAGER. Manager hereby represents and warrants as follows:

            (a) ORGANIZATION AND GOOD STANDING. Manager is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Manager has all necessary power to own all of its properties and assets and to carry on its business as now being conducted.

            (b) NO VIOLATIONS. Manager has the corporate authority to execute, deliver and perform this Agreement and has taken all action required by law, its Articles or Certificate of Incorporation, its Bylaws or otherwise to authorize the execution, delivery and performance of this Agreement. The execution and delivery of this Agreement does not and, subject to the consummation of the transactions contemplated hereby, will not, violate any provisions of the Articles or Certificate of Incorporation or Bylaws of Manager or any provisions of or result in the acceleration of, any material obligation under any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree, to which Manager is a party, or by which it is bound. This Agreement has been duly executed and delivered by Manager and constitutes the legal, valid and binding obligation of Manager, enforceable in accordance with its terms.

SECTION 8.  INSURANCE AND INDEMNITY.

            8.1 INSURANCE TO BE MAINTAINED BY PRACTICE. Practice shall provide, or shall arrange for the provision of, and maintain throughout the entire term of this Agreement, professional liability insurance coverage on Practice and each of Practice's employees and agents, including, but not limited to, all Physician Shareholders and Practice Employees, in the minimum amount of Five Hundred Thousand and No/100 Dollars ($500,000.00) per occurrence and One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) annual aggregate including "tail coverage" to the extent necessary to ensure continuity of coverage. Practice shall provide to Manager written documentation evidencing such insurance coverage. Practice shall, at its sole cost and expense, pay the premium costs of all such professional liability insurance coverage during the term of this Agreement. Practice shall provide, or shall arrange for the provision of, and shall maintain throughout the entire term of this Agreement, workers' compensation insurance coverage on Practice and each of its employees and agents, including, but not limited to, all Physician Shareholders and Practice Employees, in the amounts required by law. Practice shall provide to Manager written documentation evidencing such insurance coverage. Practice shall, at its sole cost and expense, pay the premium costs of all such workers' compensation insurance coverage. Manager agrees to administer and manage the above insurance.

            8.2 INDEMNIFICATION BY MANAGER. Manager shall indemnify and hold harmless Practice, its shareholders, directors, officers, agents, employees and other personnel from and against any and all claims, demands, liabilities, losses, damages, costs and expenses (including reasonable attorney's fees, court costs and other expenses incurred in defending against claims or otherwise connected therewith) (hereinafter a "Loss" or "Losses") resulting in any manner, directly or indirectly, from the gross negligence or intentional acts or omissions of Manager, its directors, officers, employees, independent contractors or agents.

            8.3 INDEMNIFICATION BY PRACTICE. Practice shall indemnify and hold harmless Manager, its shareholders, directors, officers, agents, employees and other personnel from and against any all Losses resulting in any manner, directly or indirectly, from the gross negligence, professional malpractice or intentional acts or omissions of Practice, its Physician Shareholders, Practice Employees or independent contractors.

            8.4 INDEMNIFICATION PROCEDURE. Within 60 days after an indemnified person under Section 8.2 or 8.3 (an "Indemnified Person") receives written notice of the commencement of any action or other proceeding, or otherwise becomes aware of any claim or other circumstance, in respect of which indemnification or reimbursement is being sought under Section 8.2 or Section 8.3, such Indemnified Person shall notify the Party required to indemnify hereunder (the "Indemnitor"). If any such action or other proceeding shall be brought against any Indemnified Person, Indemnitor shall, upon written notice given within a reasonable time following receipt by Indemnitor of such notice from Indemnified Person, be entitled to assume the defense of such action or proceeding with counsel chosen by Indemnitor and reasonably satisfactory to Indemnified Person; provided, however, that any Indemnified Person may at its own expense retain separate counsel to participate in such defense. Notwithstanding the foregoing, Indemnified Person shall have the right to employ separate counsel at Indemnitor's expense and to control its own defense of such action or proceeding if, in the reasonable opinion of counsel to such Indemnified Person, (a) there are or may be legal defenses available to such Indemnified Person or to other Indemnified Persons that are different from or additional to those available to Indemnitor and which could not be adequately advanced by counsel chosen by Indemnitor, or (b) a conflict or potential conflict exists between Indemnitor and such Indemnified Person that would make such separate representation advisable; provided, however, that in no event shall Indemnitor be required to pay fees and expenses hereunder for more than one firm of attorneys in any jurisdiction in any one action or proceeding or group of related actions or proceedings. Indemnitor shall not, without the prior written consent of any Indemnified Person, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding to which such Indemnified Person is a party unless such settlement compromise or consent includes an unconditional release of such Indemnified Person from all liability arising or potentially arising from or by reason of such claim, action or proceeding.

            8.5 KEY MAN INSURANCE. Practice agrees, and shall cause its Physician Shareholders and Practice Employees to agree, that Manager may obtain, at its sole expense (and not as a Practice Expense) and for its sole benefit, "key man" life insurance policies on any or all Physician Shareholders and Practice Employees. Neither Practice nor any Physician Shareholder or Practice Employee shall have any right, title or interest in or to the proceeds of any such insurance policies. Practice shall cause its Physician Shareholders and Practice Employees to cooperate with Manager, as reasonably requested by Manager from time to time, in obtaining any such insurance policies, including, but not limited to, causing such Physician Shareholders and Practice Employees to submit to such physical examinations and providing such information relating to insurability as Manager may reasonably request from time to time.

SECTION 9.  ASSIGNMENT.

            The parties hereby agree that this Agreement shall not be assigned or transferred by Manager or Practice without the prior written consent of the other; provided, however, that this Agreement may be assigned, in whole or in part, by Manager, in its sole discretion, without the consent of Practice, to any parent, subsidiary or affiliate of Manager or to any person or entity that acquires all or substantially all of the assets of Manager or Parent. Notwithstanding the foregoing, the Practice agrees and consents to the Manager granting to the Credit Facility Lender a security interest in all of the Manager's right, title and interest in and under this Agreement as security for the Manager's obligations under a guaranty of all of the Parent's indebtedness and other obligations owing to the Credit Facility Lender. Any such assignment shall not affect the guaranty by Parent of the obligations of Manager hereunder.

SECTION 10. COMPLIANCE WITH REGULATIONS.

            10.1 PRACTICE OF MEDICINE. The parties hereto acknowledge that Manager is not authorized or qualified to engage in any activity which may be construed or deemed to constitute the practice of medicine. Neither of the Parties shall suggest or hold Manager out to the public as being engaged in the practice of medicine. To the extent any act or service herein required of Manager should be construed or deemed to constitute the practice of medicine, the performance of said act or service by Manager shall be deemed waived and forever unenforceable. Practice and its Physician Employees and Practice Employees shall be unfettered in the exercise of their professional medical judgment with respect to matters under consideration which require the exercise of such judgment.

            10.2 SUBCONTRACTS. Pursuant to Title 42 of the United States Code and applicable rules and regulations thereunder, until the expiration of four
(4) years after termination of this Agreement, Manager shall make available, upon appropriate written request by the Secretary of the United States Department of Health and Human Services or the Comptroller General of the United States General Accounting Office, or any of their duly authorized representatives, a copy of this Agreement and such books, documents and records as are necessary to certify the nature and extent of the costs of the services provided by Manager under this Agreement. Manager further agrees that if it carries out any of its duties under this Agreement through a subcontract with a value or cost of Ten Thousand and No/100 Dollars ($10,000.00) or more over a twelve (12) month period with a related organization, such subcontract shall contain a clause to the effect that until the expiration of four (4) years after the furnishing of such services pursuant to such subcontract, the related organization shall make available, upon appropriate written request by the Secretary of the United States Department of Health and Human Services or the Comptroller General of the United States General Accounting Office, or any of their duly authorized representatives, a copy of such subcontract and such books, documents and records of such organization as are necessary to verify the nature and extent of such costs. Disclosure pursuant to this Section shall not be construed as a waiver of any other legal right to which Manager may be entitled under law or regulation.

SECTION 11. INDEPENDENT RELATIONSHIP.

            11.1  INDEPENDENT CONTRACTOR STATUS.

                  (a) It is acknowledged and agreed that Practice and Manager are at all times acting and performing hereunder as independent contractors. Manager shall neither have nor exercise any control or direction over the methods by which Practice, Physician Shareholders and Practice Employees practice medicine. The primary obligation of Manager hereunder is to provide all Management Services in a competent, efficient and satisfactory manner. Manager shall not, by entering into and performing its obligations under this Agreement, become liable for any of the existing obligations, liabilities or debts of Practice unless otherwise specifically provided for under the terms of this Agreement. In its management role, Manager will have only an obligation to exercise reasonable care in the performance of the Management Services. Manager shall have no liability whatsoever for damages suffered on account of the willful misconduct or negligence of any employee, agent or independent contractor of Practice. Each party shall be solely responsible for compliance with all state and federal laws pertaining to employment taxes, income withholding, unemployment compensation contributions and other employment related statutes regarding their respective employees, agents and servants.

                  (b) If any court or regulatory authority shall determine that the independent contractor relationship established hereby violates any statutes, rules or regulations (or in the event that Manager, in good faith, determines that there is a material risk that such a determination would be made by any court or regulatory authority), then the parties will negotiate in good faith to enter into an employment arrangement between Manager and the then-current Physician Shareholders and Practice Employees which substantially preserves for the parties the relative economic benefits of this Agreement. If the parties cannot reach agreement on such an employment arrangement, Manager may terminate this Agreement upon ninety (90) days prior written notice to Practice.

            11.2 REFERRAL ARRANGEMENTS. The parties hereby acknowledge and agree that no benefits to Practice hereunder require or are in any way contingent upon the admission, recommendation, referral or any other arrangement for the provision of any item or service offered by Manager or any of its affiliates, to any patients of Practice, Practice's employees or agents.

SECTION 12. GUARANTEES.

            (a) Irrevocable Guaranty by Parent. To induce Practice to execute and deliver this Agreement, Parent hereby unconditionally and irrevocably guarantees the Practice the full, prompt and faithful performance by Manager of all covenants and obligations to be performed by Manager under this Agreement. This guaranty shall be a guaranty of payment, not merely collection, and shall be unaffected by any subsequent modification or amendment of this Agreement whether or not Parent has knowledge of or consented to such modification or amendment. In the event that Manager fails to fully perform all such covenants and obligations in accordance with their terms or pay all or any part of such sums or deliver all or any part of such property when due, Parent will perform all such covenants and obligations in accordance with their terms or immediately pay or deliver to Practice (or such other payee or transferee as may be provided in any such agreement) the amount due and unpaid or the property not delivered, as the case may be, by Manager. In the event of bankruptcy, termination, liquidation or dissolution of Manager, this unconditional guaranty shall continue in full force and effect. No extension of time for payment or performance or other modification of any guaranteed obligation or covenant, or any waiver thereof or other compromise or indulgence with respect thereto or any release or impairment of any security for any such obligation or covenant, or any other circumstance which might otherwise constitute a legal or equitable discharge of a surety or guarantor, shall be deemed a release of Parent, and no notice to, or consent of, Parent shall be required.

            (b) Irrevocable Guaranty by Physician Shareholders. To induce Manager to execute and deliver this Agreement, each of the undersigned Physician Shareholders, during the term of such Physician Shareholder's employment with Practice and for a period of five (5) years thereafter, severally unconditionally and irrevocably guarantees to Manager the full, prompt and faithful performance by Practice of all covenants and obligations to be performed by Practice under Sections 3.6, 4.4, 4.5, 5.2, 6.4, 6.5, 7.1(a), 7.1(b), 8.1 and 8.3 of this Agreement. This guaranty shall be a guaranty of payment and performance, not merely collection, and shall be unaffected by any subsequent modification or amendment of this Agreement whether or not such guarantor has knowledge of or consented to such modification or amendment. In the event that Practice fails to fully perform all such covenants and obligations in accordance with their terms or pay all or any part of such sums or deliver all or any part of such property when due, the Physician Shareholders will severally perform all such covenants and obligations in accordance with their terms or immediately pay or deliver to Manager (or such other payee or transferee as may be provided in any such agreement) the amount due and unpaid or the property not delivered, as the case may be, by Practice. In the event of bankruptcy, termination, liquidation or dissolution of Practice, this unconditional guaranty shall continue in full force and effect. In the event of any extension of time for payment or performance or other modification of any guaranteed obligation or covenant, or any waiver thereof or other compromise or indulgence with respect thereto or any release or impairment of any security for any such obligation or covenant, or any other circumstance which might otherwise constitute a legal or equitable discharge of a surety or guarantor, no notice to, or consent of, Practice or any other Physician Shareholder shall be required. With respect to monetary damages or amounts due to Manager or Parent hereunder, each Physician Shareholder shall be severally liable to the extent of his or her Base Purchase Price (as defined in that certain Stock Purchase Agreement of even date herewith among Parent, South Florida Otolaryngology, Inc., each Physician Shareholder, and certain other parties thereto) for such damages or amounts.

SECTION 13. NAME; LICENSE. Practice agrees that it shall conduct its medical practice under the name of, and only under the name of "ENT Associates of South Florida", subject to the terms of the Trademark License between the parties of even date herewith. In the event of any termination of the Trademark License, Practice agrees to change the name under which it conducts its medical practice to a distinctly different name.

SECTION 14. MISCELLANEOUS.

            14.1 NOTICES. Any notice required or permitted by this Agreement or any agreement or document executed and delivered in connection with this Agreement shall be deemed to have been served properly if hand delivered or sent by overnight express, charges prepaid and properly addressed, to the respective party to whom such notice relates at the following addresses:

            If to Practice:

            Ear, Nose & Throat Associates of South Florida, P.A.
            900 NW 13th Street
            Suite 206
            Boca Raton, FL 33486
            Facsimile (561) 391-5618

         with a copy to:

            David J. Menkhaus
            Moore & Menkhaus, P.A.

                  4800 N. Federal Highway, Suite 210-A
                  Boca Raton, Florida  33431-5176
                  Facsimile (561) 393-6541

                  If to Manager or Parent:

                  PHYSICIANS' SPECIALTY CORP.
                  5555 Peachtree Dunwoody Road
                  Suite 235
                  Atlanta, Georgia  30342
                  Attention:  Chief Executive Officer
                  Facsimile: (404) 816-0248

         with a copy of each notice directed to Manager or Parent to:

                  Richard H. Brody
                  Troutman Sanders LLP
                  NationsBank Plaza
                  600 Peachtree Street, N.E.
                  Suite 5200
                  Atlanta, GA  30308-2216
                  Facsimile: (404) 885-3900

or such other address as shall be furnished in writing by any party to the other party. All such notices shall be considered received when hand delivered or one business day after delivery to the overnight courier.

            14.2 ADDITIONAL ACTS. Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

            14.3 GOVERNING LAW. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State applied without giving effect to any conflicts-of-law principles.

            14.4 CAPTIONS, ETC. The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement. All Addenda and Exhibits to this Agreement are hereby incorporated into this Agreement by this reference.

            14.5 SEVERABILITY. In the event any term, covenant, condition, agreement, section or provision hereof shall be deemed invalid or unenforceable by a court of competent and final jurisdiction in the premises, the same shall be severable and this

Agreement shall not terminate or be deemed void or voidable, but shall continue in full force and effect without such stricken provision.

            14.6 CHANGES IN REIMBURSEMENT. If Medicare, Medicaid, Blue Cross/Blue Shield or any other third party payor, or any other Federal, state or local laws, rules, regulations or interpretations, at any time during the term of this Agreement, prohibit, restrict or in any way materially and adversely change the method or amount of reimbursement or payment for services rendered by Practice pursuant to this Agreement or of the method of compensation for either party provided for in this Agreement, then the parties shall in good faith consider any amendment of this Agreement proposed by the other to provide for payment of compensation in a manner consistent with any such prohibition, restriction or limitation and which takes into account any materially adverse change, provided such amendments are consistent with the overall economic and other objectives of the parties set forth in this Agreement. Notwithstanding the foregoing, in the event the management fee payable to Manager hereunder in accordance with Section 1.6(g) is found to be unlawful for any reason, the Parties agree that at Manager's election exercisable by written notice to Practice the management fee payable to Manager as a Practice Expense under
Section 1.6(g) of this Agreement shall be computed at a base rate of $85,000 per annum for each physician employed by Practice (whether as an employee or independent contractor), such base rate to be increased annually commencing as of January 1, 1999 in a percentage amount equal to the percentage change in "CPIn" (as defined below) as compared to "CPIo" (as defined below), but in no event shall such management fee as so computed in any year exceed 12.5% of Net Practice Revenues. For purposes hereof, "CPIn" is the Historical Consumer Price Index, most recently published as final by the Bureau of Labor Statistics, U.S. Department of Labor, For All Urban Consumers, [Miami/Ft. Lauderdale, Florida], All Items, Annual Average 1982-84 = 100 ("CPI") as of each new calendar year commencing January 1, 1999; and "CPIo" is the CPI published as of the date which is one (1) year prior to the date of CPIn which was used for such calculation. Upon any such notice from Manager, Section 1.6(g) shall be deemed amended in accordance with the preceding sentence effective for the period specified by Manager in any such notice. One-twelfth (1/12) of said annual management fee amount shall be retained monthly by Manager and shall be a Practice Expense under this Agreement.

            14.7 MODIFICATIONS. This instrument contains the entire agreement of the parties and supersedes any and all prior or contemporaneous negotiations, understandings or agreements between the parties, written or oral, with respect to the transactions contemplated hereby. This Agreement may not be changed or terminated orally, but may only be changed by an agreement in writing signed by a duly authorized officer of Manager if Manager is the party against whom enforcement of any such waiver, change, modification, extension, discharge or termination is sought, or by Practice if Practice is the party against whom enforcement of any such waiver, change, modification, extension, discharge or termination is sought. The parties expressly acknowledge that this Section 14.7 may not be waived, modified or changed by any other persons except the Chief Executive Officer or Chief Financial Officer of Manager and Practice.

            14.8 NO RULES OF CONSTRUCTION. The parties acknowledge that this Agreement was initially prepared by Manager solely as a convenience and that all parties and their counsel have read and fully negotiated all the language used in this Agreement. The parties acknowledge and agree that because all parties and their counsel participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes any language, whether ambiguous, unclear or otherwise, in favor of, or against any party by reason of that party's role in drafting this Agreement.

            14.9 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall, together, constitute and be one and the same instrument.

            14.10 BINDING EFFECT. This Agreement shall be binding on and shall inure to the benefit of the parties hereto, and their successors and permitted assigns. Subject to the foregoing sentence, no person not a party hereto shall have any right under or by virtue of this Agreement.

            14.11 ENFORCEMENT RIGHTS. Practice acknowledges that both Practice and Manager will be directly or indirectly affected by the enforcement of Practice's contractual and other legal rights against third parties and by Practice's enforcement of the rights of third parties the enforcement rights of which were delegated to Practice by such third parties, and that Manager may need from time to time to take legal action against third parties to enforce such rights. Therefore, Practice hereby appoints Manager its nonexclusive true and lawful attorney-in-fact to enforce any and all rights of Practice, other than any rights Practice may have against Manager, and to enforce the rights of third parties the enforcement rights of which were delegated to Practice by such third parties, to the extent not contrary to applicable law. Practice agrees to execute any instrument reasonably requested by Manager to evidence such appointment or to reappoint Manager as such attorney-in-fact upon any termination of the appointment made hereby. Such appointment is coupled with an interest and irrevocable.

            14.12 COSTS OF ENFORCEMENT. If either party files suit in any court against the other party to enforce the terms of this Agreement against the other party or to obtain performance by it hereunder, the prevailing party will be entitled to recover all reasonable costs, including reasonable attorneys' fees, from the other party as part of any judgment in such suit. The term "prevailing party" shall mean the party in whose favor final judgment after appeal (if any) is rendered with respect to the claims asserted in the Complaint. "Reasonable attorneys' fees" are those attorneys' fees actually incurred in obtaining a judgment in favor of the prevailing party.

         IN WITNESS WHEREOF, Practice, Manager and Parent have duly executed this Agreement on the day and year first above written.



PSC MANAGEMENT CORP.                   EAR, NOSE & THROAT ASSOCIATES
                                         OF SOUTH FLORIDA, P.A.

By: /s/ Richard D. Ballard              By: /s/ William W. McClerkin, M.D.
   -------------------------------         ----------------------------------

Title:  Vice President                  Title: Vice President
      ----------------------------             ------------------------------

PHYSICIANS' SPECIALTY CORP.

By: /s/ Gerald R. Benjamin
   -------------------------------

Title:  Vice Chairman & Secretary
      ----------------------------




         The undersigned, constituting all of the Physician Shareholders, hereby ratify and confirm the above Agreement and agree to be bound by its terms, including, but not limited to, Section 12(b) hereof.



                                       /s/ Martha Hahn-Fournier, M.D.
                                       ----------------------------------------
                                       Martha Hahn-Fournier, M.D.

                                       /s/ Brian C. Mitchell, M.D.
                                       ----------------------------------------
                                       Brian C. Mitchell, M.D.

                                       /s/ William W. McClerkin, M.D.
                                       ----------------------------------------
                                       William W. McClerkin, M.D.

                                       /s/ W. Mark Flintoff, M.D.
                                       ----------------------------------------
                                       W. Mark Flintoff, M.D.

                                       /s/ Dorothy L. Mellon, M.D.
                                       ----------------------------------------
                                       Dorothy L. Mellon, M.D.

                                       /s/ Mark H. Widick, M.D.
                                       ----------------------------------------
                                       Mark H. Widick, M.D.

                                       /s/ Nathan E. Nachlas, M.D.
                                       ----------------------------------------
                                       Nathan E. Nachlas, M.D.

                                   APPENDIX A

                                   DEFINITIONS

Defined Term                                                                                      Section
------------                                                                                      -------

Confidential Information                                                                                4.6(e)
CPI                                                                                                       14.6
Credit Facility Lender                                                                                  5.2(b)
Effective Date                                                                                        Preamble
Extended Term                                                                                              6.1
FFE                                                                                                        3.3
GAAP                                                                                                       1.2
Indemnified Person                                                                                         8.4
Key Man                                                                                                    8.5
Laws                                                                                                      3.12
Manager                                                                                               Preamble
Medical Offices                                                                                            3.1
Net Practice Revenues                                                                                      1.3
Other Practice                                                                                            3.19
Parent                                                                                                Preamble
Parties                                                                                             Background
Physician Employment Agreements                                                                           3.13
Physician Expenses                                                                                         4.1
Physician Shareholders                                                                                     1.4
Practice                                                                                              Preamble
Practice IP                                                                                             4.6(d)
Practice Employees                                                                                         1.5
Practice Expenses                                                                                          1.6
PSC                                                                                                 Background
Reasonable attorneys' fees                                                                               14.11
State                                                                                                      1.7
Threshold Date                                                                                             6.5